(The Articles of Incorporation of Sento Technical Innovations
Corporation, as they have been amended from time to time, have been restated in electronic format in accordance with Rule 102(c) of Regulation S-T for purposes of filing with the SEC)

                            ARTICLES OF INCORPORATION

                                       OF

                     SENTO TECHNICAL INNOVATIONS CORPORATION



     We, the undersigned natural persons of the age of 21 years or more acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such a corporation.

                           ARTICLE I. Corporate Name.

     The name of the corporation is SENTO TECHNICAL INNOVATIONS
CORPORATION.

                                   ARTICLE II

     The period of its duration shall be perpetual.

                                   ARTICLE III

     The purposes for which the corporation is organized are: To engage in any business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial, or whether mining, milling or manufacturing, and specifically including the purchase and development of gold, silver, uranium and other mining properties; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entities under the laws of the State of Utah and by any other state or foreign country. The corporation may conduct its business anywhere within the State of Utah and may have branch businesses within the State or in any of the states of the United States, or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.

                              ARTICLE IV. Shares.

     The aggregate number of shares which this corporation shall have authority to issue is 8,000,000 shares of common stock having a par value of $.25 per share. There shall be no cumulative voting and each share shall entitle the holder thereof to one vote at all meetings of the stockholders. There shall be no pre-emptive rights. Fully paid stock of this corporation shall not be liable to any further call or assessment.

     Each seven (7) shares of common stock issued and outstanding as of the day and time that these Articles of Amendment and Share Exchange are filed with the Utah Division of Corporations and Commercial Code (the "Change Time"), and each issued seven (7) shares of common stock held by the corporation, shall be, on and as of the Change Time, combined into one (1) share of common stock, subject to any adjustment for rounding in lieu of fractional shares, as provided herein below.

     Each certificate representing shares of common stock which are issued and outstanding, or issued and held by the corporation, immediately prior to the Change Time, shall thereafter for all purposes be deemed to represent one (1) share of common stock for each seven (7) shares of common stock represented by such certificate; and each holder of record of a certificate for seven (7) or more shares of common stock as of the Change Time shall be entitled to receive, as soon as practicable, and upon surrender of such certificate to the officer or agent having charge of the stock transfer books of the corporation, a certificate or certificates representing one (1) share of common stock for each seven (7) shares of common stock represented by the certificate of such holder immediately prior to the Change Time, subject to any adjustment for rounding in lieu of fractional shares, as provided herein below. The shares of common stock represented by certificates issued pursuant to this paragraph shall be validly issued, fully paid and nonassessable.

     No fractional shares or scrip certificates shall be issued to the holders of presently issued and outstanding common stock. Rather, if any holder of shares of common stock would otherwise be entitled to a fractional share, the corporation will round the number of shares of common stock to be issued to such holder to the nearest whole share and will issue, pursuant to the preceding paragraph, a certificate or certificates representing such rounded number of shares of common stock.

                                    ARTICLE V

          The corporation shall not commence business until at least $1,000.00 has been areceived by it as consideration for the issuance of shares.

                                   ARTICLE VI

     The principal place of business and the principal office of the corporation shall be in Salt Lake County, State of Utah; branch offices or other places of business may be established elsewhere in the State of Utah or without the State of Utah and in the United States or without the United States as the Board of Directors may determine.

                                   ARTICLE VII

     Provisions for the regulation of the internal affairs of the corporation will be contained in By-Laws appropriately adopted by the Board of Directors in accordance with Section 16-10-25 of the Utah Code Annotated (1953), as amended.

                                  ARTICLE VIII

     The address of the initial  registered  office of the  corporation  is 1399
South 7th East Street, Salt Lake City, Utah; and the name of its initial registered agent at such address is Lamar H. Holley.

                                   ARTICLE IX

     The number of directors shall be not less than three nor more than nine, and the directors constituting the initial Board shall be three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

     Lamar H. Holley          979 E. Hillcrest Drive
                              Springville, Utah

     Louis E. Midgley         1963 Hollywood Avenue
                              Salt Lake City, Utah

     Lois S. Holley           979 E. Hillcrest Drive
                              Springville, Utah

                                    ARTICLE X

     The name and address of each incorporator is:

          Lamar H. Holley          979 East Hillcrest Drive
                                   Springville, Utah

          Byron C. Watts           3624 Apollo Drive
                                   Salt Lake City, Utah

          Lois S. Holley           979 East Hillcrest Drive
                                   Salt Lake City, Utah